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                                                                    EXHIBIT 99.1

NEWS RELEASE

Contact(s):   Media Inquiries:                       Visteon Corporation
              Liane Smyth                            Public Affairs
              313-755-2916                           5500 Auto Club Drive
              lsmyth1@visteon.com                    Dearborn, Michigan  48126
                                                     Facsimile: 313-755-7983



              Investor inquiries:
              Derek Fiebig
              313-755-3699
              dfiebig@visteon.com
                                                        [VISTEON LOGO]

FOR IMMEDIATE RELEASE

VISTEON APPOINTS KATHLEEN HEMPEL TO BOARD OF DIRECTORS

DEARBORN, Mich., July 11, 2001 - Visteon Corporation (NYSE: VC) today announced that its Board of Directors has elected Kathleen J. Hempel as a member of the Board, effective immediately. She joins Peter J. Pestillo, Visteon's Chairman and Chief Executive Officer, and William Gray, Robert Teeter, Robert Jenkins, Charles Schaffer and Steven Hamp on the Board.

Prior to her appointment to Visteon's Board of Directors, Hempel served as Chief Financial Officer of Fort Howard Corporation for 10 years. In addition to her worldwide responsibilities for finance, planning, tax, and accounting operations, she also served as Vice Chairman from 1992 to 1997, and oversaw other functional areas such as information technology, investor relations, legal, human resources and public affairs.

Hempel was a member of Fort Howard's Board of Directors for 18 years until the company merged with James River Corporation in 1997. She is a past Board member of the National Association of Manufacturers, and also served on the Board of the Wisconsin Manufacturers and Commerce and its Executive Committee.

Hempel joined Fort Howard in 1973, and earlier in her career with the company, served as Vice President of Human Resources.

From 1992 to 1998, Hempel served a gubernatorial appointment to the University of Wisconsin System Board of Regents, where she participated on the Executive Committee and chaired the Business and Finance Committee.



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NEWS RELEASE

"Kathleen brings a wide breadth of corporate and operational management experience to Visteon's Board of Directors, which will serve us well as we continue to focus on becoming the world's leading supplier of integrated automotive systems," Peter J. Pestillo, Visteon's Chairman and Chief Executive Officer said.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has 82,000 employees and a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 25 countries.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com





























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